SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              OMEGA RESEARCH, INC.
 ...............................................................................
                (Name of Registrant as Specified In Its Charter)


 ...............................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        2) Aggregate number of securities to which transaction applies:

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        fee was paid  previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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         4)       Date Filed:

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


                              OMEGA RESEARCH, INC.
                            8700 West Flagler Street
                              Miami, Florida 33174

                     ---------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 24, 1998

To Our Shareholders:

         The 1998 Annual Meeting of Shareholders of Omega Research, Inc. (the "Company") will be held on Friday, July 24, 1998, at 10:00 a.m., local time, at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126, for the following purposes:

         1.      To elect directors; and

         2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

         The Board of Directors has fixed Monday, June 15, 1998, as the record date for the determination of shareholders entitled to vote at the 1998 Annual Meeting of Shareholders. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any postponement or adjournment thereof.

         Copies of the Company's Proxy Statement and annual report for the year ended December 31, 1997 accompany this notice.

         You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the envelope provided for that purpose.

                                         By Order of the Board of Directors

                                         /s/  Marc J. Stone

                                         Marc J. Stone
                                         Secretary

Miami, Florida
June 17, 1998

                              OMEGA RESEARCH, INC.
                            8700 West Flagler Street
                              Miami, Florida 33174


                                 PROXY STATEMENT


                                  INTRODUCTION


GENERAL

         This Proxy Statement, which, together with the accompanying proxy card, is first being mailed to shareholders on or about June 22, 1998, is furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use in voting at the 1998 Annual Meeting of Shareholders, including any adjournment or postponement thereof.

         Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. In voting by proxy in regard to the election of seven directors to serve until the 1999 annual meeting of shareholders, shareholders may vote in favor of all nominees or withhold their votes as to all or as to any specific nominees. Any properly executed and timely received proxy not so directing or instructing to the contrary will be voted FOR each of the Company's nominees as directors. See "ELECTION OF DIRECTORS." Sending in a signed proxy will not affect a shareholder's right to attend the meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by, among other methods, giving notice of such revocation to the Secretary of the Company, attending the meeting and voting in person or by duly executing and returning a proxy bearing a later date.

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by officers and/or regular employees of the Company without additional compensation or remuneration therefor. Arrangements have also been made with brokers, dealers, banks, voting trustees and other custodians, nominees and fiduciaries to forward proxy materials and annual reports to the beneficial owners of the shares held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing.

         The management knows of no other matters to be presented for action at the meeting other than as mentioned herein. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon in their sole discretion.

         A copy of the Company's annual report for the fiscal year ended December 31, 1997 (which has included therein audited financial statements for the Company for the three fiscal years ended December 31, 1997) is being mailed to the Company's shareholders together with this Proxy Statement. Such annual report is not, however, incorporated into this Proxy Statement nor is it to be deemed a part of the proxy soliciting material.

VOTING SECURITIES

         At the close of business on Monday, June 15, 1998, the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, the Company's outstanding voting securities consisted of 22,255,708 shares of Common Stock, par value $0.01 per share. Holders of Common Stock are entitled to one vote per share.



                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of June 15, 1998, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors and nominees for director who own shares of the Company's Common Stock; (iii) the Company's Co-Chief Executive Officers ("Co-CEOs") and its executive officers other than the Co-CEOs who were serving as executive officers at the end of fiscal year 1997; and (iv) all directors and executive officers of the Company as a group. Except as otherwise described in the footnotes below, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of each person who beneficially owns more than 5% of the Common Stock is the Company's principal executive office.

                                                                      Shares Beneficially Owned(1)
                                                                     -------------------------------
         Name of Beneficial Owner                                    Number(2)               Percent
         ------------------------                                    -------------------------------
         William R. Cruz(3)......................                     9,156,554                41.1%
         Ralph L. Cruz(4)........................                     9,156,554                41.1
         Peter A. Parandjuk......................                        50,500                  *
         Salomon Sredni..........................                        28,750                  *
         Marc J. Stone...........................                        28,000                  *
         Christos M. Cotsakos....................                        33,700(5)               *
         Brian D. Smith..........................                         -                      -
         All executive officers and directors
         as a group (7 persons)(6)...............                    18,454,058                82.5%

--------------------

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.

(2) Includes options held by executive officers and/or directors which are exercisable within 60 days of June 15, 1998.

(3) Includes 1,950,000 shares held by the RLCF-II 1997 Limited Partnership, as to which William R. Cruz possesses voting and dispositive powers as trustee under the Ralph L. Cruz 1997 Grantor Retained Annuity Trust #1. This trust is a limited partner of RLCF-II 1997 Limited Partnership and directly and indirectly wholly owns a Texas limited liability company that is the sole general partner of RLCF-II 1997 Limited Partnership. The Ralph L. Cruz 1997 Grantor Retained Annuity Trust #1 provides for annual distributions of principal and income to Ralph L. Cruz for five years, and thereafter any remainder interest is payable to the Ralph L. Cruz 1997 Family Trust for the benefit of certain family members and/or charitable organizations.

(4) Includes 1,950,000 shares held by the WRCF-II 1997 Limited Partnership, as to which Ralph L. Cruz possesses voting and dispositive powers as trustee under the William R. Cruz 1997 Grantor Retained Annuity Trust #1. This trust is a limited partner of WRCF-II 1997 Limited Partnership and directly and indirectly wholly owns a Texas limited liability company that is the sole general partner of WRCF-II 1997 Limited Partnership. The William R. Cruz 1997 Grantor Retained Annuity Trust #1 provides for annual distributions of principal and income to William R. Cruz for five years, and thereafter any remainder interest is payable to the William R. Cruz 1997 Family Trust for the benefit of certain family members and/or charitable organizations.

(5) Represents shares held by the Cotsakos Revocable Trust, of which Mr. Cotsakos and his wife serve as trustees.

(6)  See other footnotes above.



                              ELECTION OF DIRECTORS

     Seven directors are to be elected at the 1998 Annual Meeting of Shareholders to hold office until the annual meeting of shareholders next succeeding their election and until their respective successors are elected and qualified or as otherwise provided in the by-laws of the Company. The nominees for directors who receive a plurality of the votes cast by the holders of outstanding shares of Common Stock entitled to vote at the 1998 Annual Meeting of Shareholders will be elected. Abstentions (withheld authority) and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director.

     The Board of Directors has designated the persons listed below to be nominees for election as directors. Each is currently serving as a director of the Company and each has consented to being named in the Proxy Statement and to serve if elected. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee or the number of authorized directors may be reduced. Each proxy will be voted for the election to the Board of Directors of all of the Board of Director's nominees unless authority is withheld to vote for all or any of said nominees.

     The following information regarding the Company's nominees for election as directors and executive officers is based, in part, on information furnished by these individuals and is as of the date of this Proxy Statement:



Name                Age                 Position(s) with the Company                Director Since
----                ---                 ----------------------------                --------------
William R. Cruz                  37      Co-Chairman of the Board, Co-Chief             1982
                                         Executive Officer and President
Ralph L. Cruz                    34      Co-Chairman of the Board and Co-Chief          1982
                                         Executive Officer
Peter A. Parandjuk               35      Director and Vice President of Product         1997
                                         Development
Salomon Sredni(1)                30      Director, Vice President of Operations,        1997
                                         Chief Financial Officer and Treasurer
Marc J. Stone                    37      Director, Vice President of Corporate          1997
                                         Planning and Development, General
                                         Counsel and Secretary
Christos M. Cotsakos(1)(2)       49      Director                                       1998
Brian D. Smith(1)(2)             53      Director                                       1997

--------------------

(1) Member of the Audit Committee of the Company's Board of Directors.

(2) Member of the Compensation Committee of the Company's Board of Directors.

     The Company's directors hold office until the next annual meeting of shareholders. The Company's executive officers serve at the discretion of the Board of Directors.

     WILLIAM R. CRUZ co-founded the Company in 1982 and has been its President and a director since that time. Mr. Cruz was appointed Co-Chief Executive Officer of the Company in 1996. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Julliard School of Music. Mr. Cruz left Julliard School of Music prior to graduation to co-found the Company. Mr. Cruz has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for the conception and management of the Company's products and product strategies.

     RALPH L. CRUZ co-founded the Company in 1982 and has been a director since that time. Mr. Cruz was Vice President of the Company from 1982 until 1996, at which time he was appointed Co-Chief Executive Officer. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Indiana University. Mr. Cruz left Indiana University prior to graduation to devote full time to the Company. Mr. Cruz has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for the Company's marketing strategies.

     PETER A. PARANDJUK joined the Company in 1988 as a software engineer, became the Company's senior software engineer in 1991, was appointed Vice President of Product Development in January 1995 and was named a director of the Company in July 1997. Mr. Parandjuk has a bachelor's degree in Applied Mathematics from the State University of New York at Buffalo.

     SALOMON SREDNI joined the Company in December 1996 as its Vice President of Operations and Chief Financial Officer and was named Treasurer in May 1997, a director of the Company in July 1997 and a member of the Audit Committee of the Board of Directors in January 1998. From August 1994 to November 1996, Mr. Sredni was Vice President of Accounting and Corporate Controller at IVX Biosciences, Inc. (formerly known as IVAX Corporation), a publicly-held pharmaceutical company. Prior to that time, from January 1988 to August 1994, Mr. Sredni was with Arthur Andersen LLP, an international accounting firm. Mr. Sredni is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Sredni has a bachelor's degree in Accounting from The Pennsylvania State University.

     MARC J. STONE joined the Company in May 1997 as its Vice President of Corporate Planning and Development, General Counsel and Secretary and was named a director of the Company in July 1997. From January 1993 to May 1997, Mr. Stone was a partner at a predecessor law firm of Bilzin Sumberg Dunn Price & Axelrod LLP ("Bilzin Sumberg"), which currently serves as the Company's regular outside counsel. Prior to that time, from 1985 to 1992, Mr. Stone was an associate with that predecessor law firm. Mr. Stone is of counsel to Bilzin Sumberg. Mr. Stone has a bachelor's degree in English and American Literature from Brown University, and received his law degree from University of California (Boalt
Hall) School of Law at Berkeley.

     CHRISTOS M. COTSAKOS has, since March of 1996, served as President, Chief Executive Officer and a director of E*TRADE Group, Inc. Prior to joining E*TRADE, he served as President, Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielson, Inc. (March 1995 to January 1996), President and Chief Executive Officer of Nielson International (September 1993 to March 1995) and as President and Chief Operating Officer of Nielson Europe, Middle East and Africa (March 1992 to September 1993). Mr. Cotsakos joined Nielson after 19 years with Federal Express Corporation (1973 through 1992), where he held a number of senior executive positions both in the United States and Europe, including Vice President and General Manager for Europe, Africa and the Near East from 1988 to March 1992. Mr. Cotsakos also currently serves as a director of Forte Software, Inc., National Processing, Inc., Fourth Communications Network and Datacard Corporation. Mr. Cotsakos became a director in January 1998, at which time he was also elected to the Compensation Committee and the Audit Committee of the Board of Directors.

     BRIAN D. SMITH, who currently consults to the wireless communications industry, from January 1990 until 1996 served as President of Data Broadcasting Corporation ("DBC"), a leading provider of financial data services to the individual investor market. Prior to becoming President, Mr. Smith, since 1983, held several key positions with DBC and its predecessor companies. Prior to that, Mr. Smith worked for 13 years for General Electric Company in engineering, sales and management positions, and for Texas Instruments in engineering. Mr. Smith also served as Chief Executive Officer of Mobile Broadcasting Corp., a wireless communications company, from December 1996 to December 1997. Mr. Smith became a director in December 1997, and was elected to the Compensation Committee and the Audit Committee of the Board of Directors in January 1998.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held no formal meetings (excluding actions by the Board of Directors taken by unanimous written consent in lieu of a meeting, of which there were 29 such unanimous written consents) during the fiscal year ended December 31, 1997.

     In January 1998, the Company's Board of Directors elected Christos M. Cotsakos and Brian D. Smith, two nonemployee, independent directors (the "Independent Directors"), and Salomon Sredni as the members of the first Audit Committee of the Board of Directors. The Audit Committee recommends the annual engagement of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures.

     In January 1998, the Board of Directors established a Compensation Committee consisting solely of the Independent Directors. The Compensation Committee determines executive officers' salaries and bonuses and administers the Omega Research, Inc. Amended and Restated 1996 Incentive Stock Plan, as amended (the "Incentive Stock Plan"), and the Omega Research, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan").

     The Board of Directors does not currently have a nominating committee or a committee performing similar functions.

DIRECTORS' COMPENSATION

     The Company's Independent Directors receive $750 for attendance at each meeting of the Board of Directors and each committee thereof, with an additional $150 paid for each committee meeting which is chaired by an Independent Director. Pursuant to the Company's 1997 Nonemployee Director Stock Option Plan, as amended, each Independent Director also receives an option to purchase as many as 75,000 shares of Common Stock upon initial election as a director of the Company as determined by the Company's Board of Directors at such time, and an option to purchase 3,000 shares of Common Stock upon each re-election as an Independent Director at the Company's annual meeting of shareholders. See "Other Compensation Arrangements--1997 Nonemployee Director Stock Option Plan." All directors may also be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company do not receive additional compensation for service as a director. In connection with their initial appointments to the Board of Directors, Messrs. Cotsakos and Smith were each paid a one-time retainer of $25,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") , requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company and written representations that no Form 5's were required when applicable, the Company believes that during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company did not have a Compensation Committee during its last completed fiscal year. The compensation of the Company's executive officers for 1997 was determined by the Company's Board of Directors. However, in January 1998 the Board of Directors established a Compensation Committee consisting solely of the Independent Directors. See "ELECTION OF DIRECTORS -

Board Meetings and Committees of the Board" for a discussion of the Compensation Committee and its responsibilities.

GENERAL COMPENSATION PHILOSOPHY

     The Compensation Committee's strategy is to develop and implement an executive compensation program that allows the Company to attract and retain highly qualified persons to manage the Company in order to enhance shareholders' value. The objectives of this strategy are to provide a compensation policy that permits the recognition of individual contributions and achievements as well as the Company's operating results. Within this strategy, the Compensation Committee considers it essential to the vitality of the Company to maintain levels of compensation opportunity that are competitive with companies in the software industry as well as the overall high-tech industry. The Company's compensation policy and strategy will be based in part upon the information and recommendations provided in February 1998 by an independent compensation consulting firm which was retained by the Board of Directors to undertake a review on behalf of the Company with respect to 1997 executive compensation (the "Compensation Review").

EXECUTIVE COMPENSATION

     Executive compensation is comprised of base salary, annual bonus compensation and long-term incentive compensation in the form of stock options.

BASE SALARIES

     Base salary levels for executive officers are designed to be consistent with competitive practice and level of responsibility. Based upon the Compensation Review, the Co-CEOs' base salary level was significantly below market levels, while the base salaries of the other executive officers were within the competitive ranges. The Compensation Committee's strategy is to provide a competitive salary for each executive officer with such salary increasing based on individual performance, the Company's operating results and changes in responsibility and competitive markets.

ANNUAL BONUS COMPENSATION

     During fiscal 1997, neither of the Co-CEOs received an annual bonus, while the other executive officers received quarterly bonuses that, based upon the Compensation Review, provided them with total compensation within the medium range of market total compensation. The Compensation Committee's strategy is to provide in the future an annual rather than quarterly bonus for executive officers that is strongly linked to the Company's operating performance. The Compensation Committee believes that this strategy is consistent with the approach typically taken by companies in the software industry.

LONG-TERM INCENTIVE COMPENSATION

     The Compensation Committee believes that the use of equity-based long-term compensation plans directly links executive officers' interests to enhancing shareholders' value. Stock options are an integral part of the Company's executive compensation program in order to align the interests of the executive officers with the interests of the Company's shareholders. Stock option compensation bears a direct relationship to corporate performance in that, over the long term, share price appreciation depends upon corporate performance, and without share price appreciation the stock options are of no value. Stock option grants are generally provided to executive officers as a part of their initial compensation package at levels commensurate with their experience and responsibility. Stock options will be considered at least annually by the Compensation Committee for all executive officers. In that regard, the Company awarded stock options pursuant to the Incentive Stock Plan to executive officers of the Company (other than the Co-CEOs) during fiscal year 1996 or 1997 as described in "SUMMARY COMPENSATION TABLE" and "OPTION GRANTS IN 1997 FISCAL YEAR" hereinbelow.

     Submitted by the Compensation Committee of the Board of Directors.

                           Christos M. Cotsakos
                           Brian D. Smith

EXECUTIVE COMPENSATION TABLES

     The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company in the years ended December 31, 1996 and 1997 by the Co-CEOs and the three other most highly compensated executive officers of the Company whose aggregate annual compensation exceeded $100,000 (together, the "Named Executive Officers"). The Company did not have a pension plan or a long-term incentive plan, had not issued any restricted stock awards and had not granted any stock appreciation rights as of December 31, 1997. The value of all perquisites and other personal benefits received by each Named Executive Officer did not exceed 10% of the Named Executive Officer's total annual compensation.

                                                                                    Long-Term
                                                                                 Compensation
                                                   Annual Compensation               Awards
                                          -------------------------------        -------------
                                                                                   Securities
                                          Fiscal                                   Underlying         All Other
Name and Principal Position                Year        Salary       Bonus           Options(1)     Compensation(2)
---------------------------               ------       ------       -----         -------------    ---------------
William R. Cruz.......................    1997        $150,000      $  --               --             $3,800
   Co-Chief Executive.................    1996          90,000         --               --              4,320
   Officer and President

Ralph L. Cruz.........................    1997         150,000         --               --              3,800
   Co-Chief Executive Officer.........    1996          90,000         --               --              4,320

 Peter A. Parandjuk...................    1997         130,000       34,125(3)          --              3,800
   Vice President of..................    1996         116,990       78,948(4)       250,000            5,700
   Product Development

Salomon Sredni........................    1997         130,000       34,125(3)           --               --
   Vice President of Operations,......    1996          10,833(5)      --            140,000              --
   Chief Financial Officer and Treasurer

Marc J. Stone.........................    1997          76,483(6)   107,875(3)(7)    140,000              --
   Vice President of Corporate Planning   1996             --          --                --               --
   and Development, General Counsel
   and Secretary

-----------------------------------

(1) Represents shares of Common Stock issuable upon the exercise of options granted under the Company's Incentive Stock Plan.
(2) Represents 401(k) Plan contributions by the Company on behalf of the Named Executive Officer for the year indicated.

(3)    $4,875 of this amount was earned in 1997 but paid in 1998.

(4)    $26,491 of this amount was earned in 1996 but paid in 1997.

(5) Mr. Sredni joined the Company in December 1996. His annual base salary for 1996 was $130,000.

(6) Mr. Stone joined the Company in May 1997. His annual base salary for 1997 was $130,000.

(7) Includes a one-time bonus of $90,000 paid to Mr. Stone at the time he became an employee of the Company.


                        OPTION GRANTS IN 1997 FISCAL YEAR

     The following table summarizes the options which were granted during the fiscal year ended December 31, 1997 to the Named Executive Officers.

                                                                                                  Potential
                                                                                                  Realizable
                                           Individual Grants                                       Value at
                       --------------------------------------------------------                    Assumed
                                      % of                                                          Annual
                       Number         Total                                           Value at      Rate of
                           of        Options                 Market                  Grant-Date    Stock Price
                       Securities   Granted to  Exercise     Price on                 Market     Appreciation for
                      Underlying    Employees   or Base      Grant                     Price      Option Term(1)
                        Options     in Fiscal    Price        Date       Expiration  ----------  ----------------
Name                  Granted(2)      Year      ($)/(Sh)    ($)/(Sh)(3)     Date       0%($)      5%($)      10%($)
----                  ----------    ---------   ---------   ----------   ----------  ----------  --------   -------
William R. Cruz......      --            --        --          --            --         --         --         --
Ralph L. Cruz........      --            --        --          --            --         --         --         --
Peter A. Parandjuk...      --            --        --          --            --         --         --         --
Salomon Sredni.......      --            --        --          --            --         --         --         --
Marc J. Stone........   140,000         25%     $3.00       $4.50        5/29/07    $210,000   $606,204    $1,214,058

--------------------

(1) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the SEC. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.
(2) These options vest over five years and have a term of ten years from the date of grant, subject to acceleration under certain circumstances.
(3) Prior to October 1, 1997, there was no public market for the Common Stock of the Company. The market price on May 30, 1997, the date on which the options were granted to Mr. Stone, was based on the Board of Director's determination of the fair market value of the Common Stock on that date.


                 AGGREGATE OPTION EXERCISES IN 1997 FISCAL YEAR
                     AND 1997 FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding the value of all unexercised options held at December 31, 1997 by the Named Executive Officers measured in terms of the closing market price of the Company's Common Stock on December 31, 1997. No Named Executive Officer exercised any stock options during the fiscal year ended December 31, 1997.


                                                   Number of
                                             Securities Underlying                    Value of Unexercised
                                            Unexercised Options at                   In-the-Money Options at
                                              December 31, 1997(#)                     December 31, 1997($)
                                  ------------------------------------------  -----------------------------

Name                                      Exercisable     Unexercisable            Exercisable        Unexercisable
----                                      -----------     -------------            -----------        -------------
William R. Cruz.....................          --                   --                   --                  --
Ralph L. Cruz.......................          --                   --                   --                  --
Peter A. Parandjuk..................        50,000              200,000              206,250             825,000
Salomon Sredni......................        28,000              112,000              115,500             462,000
Marc J. Stone.......................          --                140,000                 --               332,500

OTHER COMPENSATION ARRANGEMENTS

     1996 INCENTIVE STOCK PLAN. The Incentive Stock Plan, pursuant to which officers, employees and nonemployee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units, was adopted by the Board of Directors and approved by the shareholders in June 1996. It was amended and restated in August 1997 and further amended in February 1998. The Company has reserved 3,000,000 shares of Common Stock for issuance under the Incentive Stock Plan, subject to antidilution adjustments.

     Prior to January 1998, the Incentive Stock Plan had been administered by the Board of Directors of the Company, but, since the establishment of the Compensation Committee of the Board of Directors in January 1998, the Incentive Stock Plan has been administered by the Compensation Committee, whose members must qualify as "nonemployee directors" (as such term is defined in Rule 16b-3 under the Exchange Act). The Compensation Committee is authorized to determine, among other things, the employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price (provided that, for incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Common Stock on the date of grant). The Compensation Committee also determines the treatment to be afforded to a participant in the Incentive Stock Plan in the event of termination of employment for any reason, including death, disability or retirement. Under the Incentive Stock Plan, the maximum term of an incentive stock option is ten years and the maximum term of a nonqualified stock option is fifteen years.

     In February 1998, the Board of Directors amended the Incentive Stock Plan to permit the Compensation Committee to delegate to the Company's Co-Chief Executive Officers the authority to grant options to employees (other than executive officers) of the Company identified by the Co-Chief Executive Officers. The Compensation Committee has delegated to the Co-Chief Executive Officers the authority to grant options covering up to 100,000 shares of Common Stock per annum, but retains the ability to revoke the delegation at any time.

     The Board of Directors has the power to amend the Incentive Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Incentive Stock Plan's status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws.

     As of December 31, 1997, options to purchase 1,095,825 shares were outstanding under the Incentive Stock Plan, of which options to purchase 530,000 shares had been granted to executive officers of the Company. During 1997, the only options granted to an executive officer were options to purchase 140,000 shares of Common Stock which were granted to Mr. Stone at an exercise price of $3.00 per share. In general, options granted under the Incentive Stock Plan vest at the rate of 20% per year and have a total term of ten years. The options which have been granted under the Incentive Stock Plan to the Named Executive Officers of the Company immediately vest and become exercisable upon termination of employment due to death or permanent disability, or upon a sale or a change in control of the Company, and, in the case of Mr. Parandjuk, upon termination of employment by the Company without cause. The options to purchase the shares granted under the Incentive Stock Plan that were outstanding as of December 31, 1997 have a weighted average exercise price of $3.04 per share.

     1997 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN. The 1997 Nonemployee Director Stock Option Plan, as amended (the "Nonemployee Director Stock Plan"), pursuant to which annual grants of a nonqualified stock option are made to each nonemployee director of the Company, was adopted by the Board of Directors and approved by the shareholders in July 1997. It was amended by the Board of Directors in January 1998 to increase the number of shares that may be covered by an option granted to nonemployee directors upon their initial election to the Board. Upon initial election to the Board of Directors, each nonemployee director may be granted an option to purchase as many as 75,000 shares of Common Stock as determined by the Company's Board of Directors at such time. Upon each re-election to the Board of Directors at the annual meeting of shareholders, each nonemployee director will be granted an additional option to purchase 3,000 shares of Common Stock. Each option will be granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has reserved 175,000 shares of Common Stock for issuance under the Nonemployee Director Stock Plan, subject to antidilution adjustments. In December 1997, Brian D. Smith was awarded an option to purchase 12,000 shares at an exercise price of $6.00 per share upon his initial election to the Board of Directors. This option has a term of ten years and vests in equal installments over three years. In January 1998, Mr. Smith was awarded an additional option to purchase 13,000 shares at an exercise price of $3.03 per share as part of his initial election to the Board of Directors and Christos M. Cotsakos was issued an option to purchase 75,000 shares at an exercise price of $3.03 per share upon his initial election to the Board of Directors. These options have a term of five years and vest in equal installments over three years.

     The Board of Directors has the power to amend the Nonemployee Director Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Nonemployee Director Stock Plan's status as a protected plan under applicable securities laws.

     1997 EMPLOYEE STOCK PURCHASE PLAN. The Purchase Plan was adopted by the Board of Directors and approved by the Company's shareholders in July 1997. The Purchase Plan provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.


     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is more than 20 hours per week and more than five months in any calendar year and who have completed at least three months of employment are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock and the nonemployee directors of the Company may not participate in the Purchase Plan. To participate in the Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month periods (each a "Plan Period"). The maximum number of shares of Common Stock an employee may purchase in any Plan Period is 500 shares. The exercise price for
                                       11
the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the Purchase Plan at any time or upon termination of employment. No options were granted under the Purchase Plan during 1997. The first Plan Period began on January 1, 1998.

     The Board of Directors has the power to amend or terminate the Purchase Plan. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Purchase Plan's status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws.

     401(K) PLAN. The Company has a defined contribution retirement plan which complies with Section 401(k) of the Code. All employees with at least three months of continuous service are eligible to participate and may contribute up to 15% of their compensation. Company contributions are vested 20% for each year of service. Company contributions charged against income were $16,000, $62,000 and $63,000 in 1995, 1996 and 1997, respectively.

NON-COMPETITION AGREEMENTS

     All employees of the Company, including the Named Executive Officers, have entered into agreements with the Company which generally contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such employees from competing with the Company during their employment with the Company and for a period of two years thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a Compensation Committee during its last completed fiscal year. The compensation of the Company's executive officers for 1997 was determined by William R. Cruz and Ralph L. Cruz, as the sole members of the Company's Board of Directors prior to the date on which additional members joined the Board.

     For information concerning cash dividends paid by the Company to its shareholders in 1997 (including the Dividend which was paid by the Company to its then current shareholders immediately prior to the consummation of the Company's initial public offering (the "Initial Public Offering")), 1996 and 1995 and the dividend of the Company's former office facilities declared in the second quarter of 1997 to William R. Cruz and Ralph L. Cruz, see "Certain Transactions" herein.

PERFORMANCE GRAPH

     The following graph shows a monthly comparison for the period covering October 1, 1997 (the first day of trading subsequent to the Company's Initial Public Offering) through December 31, 1997 of cumulative total returns to shareholders for the Company, Center for Research in Security Prices ("CRSP") Index for NASDAQ Stock Market (U.S. Companies) and CRSP Index for NASDAQ Stocks (SIC 7370-7379) U.S. Companies) of U.S. Companies in the computer programming, data processing and other computer related services industries.

                               [PERFORMANCE GRAPH]


         The following table presents in tabular form the data set forth in the performance graph to be included in this Proxy Statement:


CRSP Total Returns Index for:                                 10/01/97   10/31/97   11/28/97   12/31/97
-----------------------------                                 --------   --------   --------   --------
Omega Research, Inc.                                            100.0      70.2        43.6       45.7
Nasdaq Stock Market (US Companies)                              100.0      94.5        95.0       93.5
NASDAQ  Stocks (SIC 7370-7379 US Companies)                     100.0      98.0      100.7        94.5
   Computer Prog., Data Proc. & Other
   Computer Related Services

                                                        * * *


Notes:
         A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
         B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
         C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
         D.  The index level for all series was set to $100.0 on 10/01/97.

                              CERTAIN TRANSACTIONS

     During 1995, 1996 and 1997 the Company distributed cash dividends in the aggregate amount of $2.2 million, $5.2 million and $16.5 million (including the Dividend described in the following paragraph which was paid immediately prior to the consummation of the Company's Initial Public Offering), respectively, to the then current shareholders of the Company (William R. Cruz and Ralph L. Cruz and, in addition, commencing in the third quarter of 1997, certain of their affiliates). Additionally, during the second quarter of 1997, the Company declared a dividend to the then current shareholders of the Company, William R. Cruz and Ralph L. Cruz, of the Company's former office facilities located at 9200 Sunset Drive, Miami, Florida 33173. The carrying value of the facility on the Company's books was approximately $507,000.

     Of the total amount of dividends paid in 1997, the Company's Board of Directors declared and paid a dividend (the "Dividend") of $15.4 million to the Company's then current shareholders immediately prior to the consummation of the Initial Public Offering. The Dividend was equal to the Company's estimate at that time of its cumulative taxable income prior to its conversion to a C corporation to the extent such taxable income had not been previously distributed. Subsequent to the payment of the Dividend, the Company preliminarily determined that the actual cumulative taxable income would be less than was originally estimated. Accordingly, in the fourth quarter of 1997, the recipients of the Dividend repaid $800,000, plus interest, to the Company, reducing the Dividend to $14.6 million. The Dividend is subject to further adjustment based on actual cumulative taxable income as finally determined.

     The Company and William R. Cruz and Ralph L. Cruz and certain of their affiliates (collectively the "Cruz Shareholders") have entered into an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to the Dividend and their respective income tax liabilities. The Tax Agreement provides that to the extent the Company's earnings during the period in which it was an S corporation ("S Corporation Earnings"), as subsequently established by the filing of the Company's tax return for the Company's short S corporation tax year, are less than the Dividend paid prior to the consummation of the Initial Public Offering, the Cruz Shareholders will make a payment equal to such difference to the Company, and if the S Corporation Earnings are greater than the Dividend, the Company will make an additional distribution equal to such difference to the Cruz Shareholders, in either case, with interest thereon. Subject to certain limitations, the Tax Agreement also provides for the cross-indemnification of the Cruz Shareholders and the Company for any federal and state income taxes, including interest and penalties, if any, as a result of a final determination of a taxing authority that increases or decreases the taxable income of the Company for an S corporation taxable year (resulting in a change in the income taxes due by the Cruz Shareholders for such year) and causes a corresponding increase or decrease in the taxable income of the Company for a C corporation taxable year. Each party's obligation under the Tax Agreement is limited to the amount of any reduction in such party's tax liability as a result of any such determination. To the extent a payment is made pursuant to the Tax Agreement by the Company to the Cruz Shareholders after the one year anniversary of the date on which the Company's S corporation status terminated, except to the extent it relates to the change of the Company's method of accounting from the cash method to the accrual method effective on July 1, 1997 (the "Change in Accounting Method"), the Company will be required to make an additional payment to the Cruz Shareholders equal to any income taxes payable by such persons on such payments. The Company will not receive a tax deduction for any payments made pursuant to the Tax Agreement. The Cruz Shareholders have not provided security for their obligations under the

Tax Agreement; accordingly, the Company's ability to collect any such payments will be dependent upon the financial condition of such persons at the time such payments are to be made. The Company is not aware of any tax adjustments which might require payments under the Tax Agreement other than related to the Change in Accounting Method.

     Marc J. Stone, the Company's Vice President of Corporate Planning and Development, General Counsel and Secretary and a director, was a partner in a predecessor law firm to Bilzin Sumberg until immediately prior to joining the Company in May 1997. Thereafter, Mr. Stone was of counsel to the predecessor firm and is currently of counsel to Bilzin Sumberg. Bilzin Sumberg and its predecessor firms have acted as the Company's regular outside legal counsel since 1994. The total fees and costs paid by the Company to the predecessor firm of Bilzin Sumberg (Rubin Baum Levin Constant Friedman & Bilzin) in 1995, 1996 and 1997 were approximately $63,000, $34,000 and $349,000, respectively. The Company believes that the fees paid are no less favorable to the Company than could be obtained from comparable law firms in the Miami area.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Arthur Andersen LLP ("Arthur Andersen") acted as the Company's independent public accountants for the Company's fiscal year ended December 31, 1997. It is anticipated that the Audit Committee of the Board of Directors of the Company will recommend to the Board for its approval the selection of Arthur Andersen to serve as the Company's independent public accountants for the fiscal year ending December 31, 1998, after the Audit Committee has undertaken the appropriate review, including reviewing the terms of engagement of Arthur Andersen for fiscal year 1998. Such independent public accountants, if selected by the Board of Directors, will continue to serve at the pleasure of the Board. The selection of independent public accountant is not being submitted to shareholders for approval because there is no legal requirement to do so. A representative of Arthur Andersen is expected to be present at the 1998 Annual Meeting of Shareholders in order to have the opportunity to make a statement, if such representative desires to do so, and to be available to respond to appropriate questions relating to the examination by Arthur Andersen of the Company's 1997 financial statements.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1999 annual shareholders' meeting must be submitted to the Secretary of the Company, at the principal executive offices of the Company, 8700 West Flagler Street, Miami, Florida 33174, no later than February 17, 1999 in order to receive consideration for inclusion in the Company's 1999 proxy materials. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

                                  OTHER MATTERS

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITH EXHIBITS) FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO MARC J. STONE, VICE PRESIDENT OF CORPORATE PLANNING AND DEVELOPMENT, GENERAL COUNSEL AND SECRETARY OF THE COMPANY, AT THE COMPANY'S EXECUTIVE OFFICES LOCATED AT 8700 WEST FLAGLER STREET, MIAMI, FLORIDA 33174.


                                           By Order of the Board of Directors

                                           /s/ Marc J. Stone

                                           Marc J. Stone
                                           Secretary

June 17, 1998

PROXY

                              OMEGA RESEARCH, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints William R. Cruz and Ralph L. Cruz, and each of them, with full power of substitution, as attorneys and proxies to appear and to vote all shares of common stock of Omega Research, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126, on Friday, July 24, 1998, at 10:00 a.m. (local time) and at any postponements or adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated June 17, 1998, and instructs its attorneys and proxies to vote as set forth on this Proxy.



                         (TO BE SIGNED ON REVERSE SIDE)


         [X]      Please mark your
                  votes as in this
                  example.
                                      FOR         WITHHELD     NOMINEES:  William R. Cruz
1.       ELECTION OF DIRECTORS      [     ]        [    ]                 Ralph L. Cruz
                                                                          Peter A. Parandjuk
                                                                          Salomon Sredni
FOR, EXCEPT vote withheld from the                                        Marc J. Stone
following nominee(s):                                                     Christos M. Cotsakos
_______________________________________________________                   Brian D. Smith

2. In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.


The shares represented by this Proxy will be voted as specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL OF THE SPECIFIED NOMINEES. THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE YOUR SHARES VOTED.

                                        PLEASE NOTE ANY CHANGE OF ADDRESS.
                                        PLEASE MAIL IN THE ENVELOPE PROVIDED.

                                        Signature_______________________________

                                        Date____________________________________

                                        Signature_______________________________

                                        Date____________________________________

                                        NOTE: Please sign exactly as name
                                        appears above. Joint owners should each
                                        sign. When signing as attorney,
                                        executor, administrator, trustee, etc.,
                                        indicate title. If the signer is a
                                        corporation, sign in the corporate name
                                        by a duly authorized officer.